Exhibit 99.1
Codexis Reports Fourth Quarter and Fiscal Year 2023 Financial Results

Anticipate 2024 Product Revenue Growth of at Least 10% vs. 2023 Excluding Enzyme Sales Related to PAXLOVID™

Recently Announced Debt Financing Reinforces Strong Financial Position with Projected Runway Through Expected Positive Cash-flow Around End of 2026

2024 to Focus on Securing Early Access Customers for ECO Synthesis™ Manufacturing Platform, Launch of Double-stranded RNA Ligase and Return to Growth for Pharmaceutical Manufacturing

REDWOOD CITY, Calif., February 28, 2024 -- Codexis, Inc. (NASDAQ: CDXS), a leading enzyme engineering company, today announced financial results for the fourth quarter and fiscal year ended December 31, 2023, and provided a business update.

“We are thrilled with how we closed out 2023, and it’s quite clear that the strategic decisions we made last year are translating into real momentum as we kick off 2024. We recently executed asset purchases for our lead biotherapeutics asset, CDX-7108, with Nestlé Health Science, and our newly engineered dsDNA ligase with Roche. We also completed an out-licensing deal with Aldevron for our Codex® HiCap RNA Polymerase to extend our commercial reach into the growing mRNA-based therapeutics market. Finally, we have made impressive technical progress with our ECO Synthesis™ manufacturing platform since unveiling the technology last spring, culminating in the demonstration of gram-scale synthesis in December. In alignment with our prioritized strategy, we’re driving value from non-core assets by putting them in the hands of capable partners while we focus on unlocking the vast potential of the ECO Synthesis™ manufacturing platform and returning our foundational, revenue-generating Pharmaceutical Manufacturing business to double-digit growth this year,” said Stephen Dilly, MBBS, PhD, Chief Executive Officer of Codexis. “Our recently announced non-dilutive financing with Innovatus further strengthens our financial position by both buffering our cash runway and providing capital to fund our planned ECO Synthesis™ Innovation Lab to further test the ECO Synthesis™ manufacturing platform in a non-GMP setting. We look forward to several upcoming milestones, including an important technical update at the TIDES USA annual meeting in May, as well as initiating early access customer testing of the ECO Synthesis™ manufacturing platform and launching our dsRNA ligase program in the second half of this year.”

Fourth Quarter and Recent Business Highlights

•In November 2023 at the TIDES Europe annual meeting, Codexis presented a technical update for its Enzyme-Catalyzed Oligonucleotide (ECO) Synthesis™ manufacturing platform, which is in development to enable the commercial-scale production of ribonucleic acid interference (RNAi) therapeutics using an enzymatic route of synthesis. The presentation focused on the Company’s broader enzyme evolution and process development efforts for both the iterative nucleotide addition and the supply of critical nucleotide reagents. Driving for high volumetric productivity, data highlighted multiple, consecutive additions of 2’-modified RNA nucleotides to a growing oligonucleotide sequence, achieving significant coupling efficiencies with immobilized enzymes. Additionally, proof-of-concept was presented for an enzymatic “one-pot, two-step” phosphorylation cascade to manufacture nucleotide reagents for supply with the ECO Synthesis™ manufacturing platform.

•In November 2023, Codexis announced the formation of its Strategic Advisory Board (SAB) to guide the Company’s strategic direction and offer valuable insights to inform the continued development of the ECO Synthesis™ manufacturing platform. John Maraganore, PhD, founder and former Chief Executive Officer of Alnylam Pharmaceuticals, joined the SAB as its inaugural external member. In February 2024, the Company announced the addition of Masad Damha, PhD, and Jim Lalonde, PhD, to the SAB. Dr. Damha is the Distinguished James McGill Professor at McGill University and his research has been instrumental in
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the development of new therapeutic drugs based on RNA targeting and gene editing. Dr. Lalonde is a consultant focused on enzyme engineering and biotechnology companies and the former Senior Vice President of Research and Development at Codexis, where he oversaw the development of more than 50 enzymes for biotherapeutics, drug manufacturing, nutrition and molecular diagnostics applications.

•In December 2023, David Butler, PhD, Chief Technology Officer at Hongene Biotech Corporation, joined Dr. Maraganore and Codexis leadership for a virtual key opinion leader event focused on the ECO Synthesis™ technology platform. Drs. Maraganore and Butler discussed the growth of RNAi therapeutics as a modality, the manufacturing landscape and the potential role of an enzymatic route of synthesis to enable the commercial-scale production of these therapeutics. A replay of the virtual event is accessible on the Investor Relations section of the Company’s website, located here.

•In December 2023, Codexis achieved gram-scale synthesis with its ECO Synthesis™ technology platform, demonstrating the preparative-scale manufacture of an oligonucleotide, composed of the modified nucleotide building blocks typically used in ribonucleic acid (RNA) therapeutics, under process-like conditions. Successful completion of this technical milestone enables Codexis engineers to initiate a comprehensive assessment of the purity profile for small interference RNA (siRNA) developed with the ECO Synthesis™ manufacturing platform. Separately, data collected on process-related parameters provides foundational information for early models of the siRNA manufacturing process and allows the Company to open conversations with early access customers on their RNAi therapeutics manufacturing processes.

•In December 2023, the Company entered into an agreement with Aldevron, a global leader in the custom development and manufacture of plasmid DNA, RNA and proteins for the biotech industry, for the global exclusive license to Codexis’ Codex® HiCap RNA Polymerase. Under the terms of the deal, Aldevron will receive global manufacturing and commercialization rights to the Codex® HiCap RNA Polymerase and Codexis will receive payments for near-term technical milestones, along with commercial milestones and sales-based royalties.

•In December 2023, Codexis and Nestlé Health Science entered into a purchase agreement for CDX-7108, an investigational therapy for the potential treatment of exocrine pancreatic insufficiency (EPI). Under the terms of the agreement, Codexis will receive up to $45 million in potential milestone payments, including a $5 million upfront payment received in January 2024, as well as high single-digit net-sales-based royalties. Codexis will receive up to an additional $5 million if Nestlé Health Science exercises an option to purchase two additional early-stage enzymes being developed for EPI.

•In February 2024, Codexis announced it had entered into a loan facility agreement with an affiliate of Innovatus Capital Partners, LLC, for up to $40 million. The non-dilutive capital reinforces the strength of Codexis’ cash position, provides additional buffer on the Company’s projected cash runway and enables the accelerated development of certain elements of the ECO Synthesis™ manufacturing platform, including the planned build-out of an ECO Synthesis™ Innovation Lab.

•In February 2024, the Company announced it had entered into an exclusive, global license agreement with Roche for Codexis’ newly engineered dsDNA ligase. Under the terms of the agreement, Codexis is eligible to receive upfront and technical milestone payments. This deal supersedes the prior exclusive license on the evolved T4 DNA ligase.

Upcoming Milestones

•Codexis plans to present a technical update on the ECO Synthesis™ manufacturing platform at the TIDES USA annual meeting in May 2024. During the event, the Company expects to highlight ECO Synthesis™ platform data demonstrating the linear synthesis of a full-length oligonucleotide strand composed of modified nucleotides and representative of double-stranded siRNA therapeutics.

•Early access customer testing of the ECO Synthesis™ manufacturing platform remains on track to initiate in the second half of 2024. Feedback from this program will provide valuable insights and could lead to initial
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commercial licensing opportunities in 2025, ahead of an anticipated full commercial launch of the platform in 2026.

•The Company anticipates making its newly engineered, double-stranded RNA (dsRNA) ligase, or ecoRNA™ ligase, program widely available for customers in the second half of 2024. As part of Codexis’ initial market entry into the RNAi therapeutics space, the ecoRNA™ ligase program is designed to augment and improve traditional phosphoramidite chemistry by stitching together small, manufactured strands of RNA. In addition to enabling the more efficient use of existing facilities, the ecoRNA™ ligase program provides an opportunity to educate potential customers on the benefits of incorporating enzymatic solutions as a complement to their current manufacturing processes.

Fiscal Year 2023 Financial Highlights

•Total revenues, excluding enzyme sales related to PAXLOVID™, decreased by 2% to $62.0 million for fiscal year 2023 compared to $63.2 million for fiscal year 2022. Including enzyme sales related to PAXLOVID™, total revenues were $70.1 million for fiscal year 2023 compared to $138.6 million for fiscal year 2022.

•Product revenues, excluding enzyme sales related to PAXLOVID™, decreased by 16% to $34.8 million for fiscal year 2023 compared to $41.3 million for fiscal year 2022. Including enzyme sales related to PAXLOVID™, product revenues were $42.9 million for fiscal year 2023 compared to $116.7 million for fiscal year 2022.

•R&D revenues for fiscal year 2023 were $27.2 million compared to $21.9 million for fiscal year 2022; the increase was primarily due to higher license fees from Pfizer and Nestlé, offset by lower R&D fees from existing collaboration agreements.

•Product gross margin, excluding enzyme sales related to PAXLOVID™, was 63% for fiscal year 2023 compared to 52% for fiscal year 2022. The increase was largely due to deferred product revenue with no related costs in 2023 that was recognized due to the planned termination of an enzyme supply agreement with a food and feed customer, partially offset by variability in the product mix. Including enzyme sales related to PAXLOVID™, product gross margin for fiscal year 2023 was 70% compared to 67% for fiscal year 2022.

•R&D expenses for fiscal year 2023 were $58.9 million compared to $80.1 million for fiscal year 2022; the decrease was primarily driven by a decrease in costs associated with lower headcount, a decrease in outside services related to manufacturing and regulatory expense, lower lab supplies expense, and a decrease in lease costs due to assignment of the San Carlos facility lease.

•Selling, General & Administrative expenses for fiscal year 2023 were $53.3 million compared to $52.2 million for fiscal year 2022; the increase was primarily due to higher payroll-based expenses and higher fees for outside services, partially offset by lower stock-based compensation costs.

•The net loss for fiscal year 2023 was $76.2 million, or $1.12 per share, compared to a net loss of $33.6 million, or $0.51 per share, for the fiscal year 2022. Excluding enzyme sales related to PAXLOVID™, net loss for the fiscal year 2023 would have been $84.4 million, or $1.24 per share. Further excluding all charges related to the restructuring and non-cash impairment charges, net loss for fiscal year 2023 was $50.8 million, or $0.74 per share.

•As of December 31, 2023, the Company had pro forma cash and cash equivalents of $70.1 million, including cash and cash equivalents of approximately $65.1 million as of December 31, 2023, and a $5.0 million upfront payment received in January 2024 related to the recent Nestlé transaction. In addition, the Company retained approximately $29.2 million in net proceeds from a previously announced debt financing in February 2024.

Fourth Quarter 2023 Financial Highlights

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•Total revenues, excluding enzyme sales related to PAXLOVID™, increased by 42% to $18.4 million for fourth quarter 2023 compared to $13.0 million in fourth quarter 2022. Including enzyme sales related to PAXLOVID™, total revenues were $26.6 million in fourth quarter 2023 compared to $30.4 million in fourth quarter 2022.

•Product revenues, excluding enzyme sales related to PAXLOVID™, increased by 69% to $9.9 million for fourth quarter 2023 compared to $5.9 million in fourth quarter 2022. Including enzyme sales related to PAXLOVID™, product revenues were $18.1 million in fourth quarter 2023 compared to $23.3 million in fourth quarter 2022.

•R&D revenues for fourth quarter 2023 were $8.5 million compared to $7.1 million in fourth quarter 2022; the increase was primarily due to higher license fees, offset by lower R&D fees from existing collaboration agreements.

•Product gross margin, excluding enzyme sales related to PAXLOVID™, was 71% for fourth quarter 2023 compared to 44% in fourth quarter 2022. The increase was largely due to increased sales of higher margin products. Including enzyme sales related to PAXLOVID™, product gross margin for fourth quarter 2023 was 84% compared to 64% in fourth quarter 2022.

•R&D expenses for fourth quarter 2023 were $11.2 million compared to $19.7 million in fourth quarter 2022; the decrease was primarily driven by a decrease in costs associated with lower headcount, a decrease in outside services related to manufacturing and regulatory expenses and lower lab supply.

•Selling, General & Administrative expenses for fourth quarter 2023 were $12.2 million compared to $12.3 million in fourth quarter 2022; the decrease was primarily due to lower payroll-based expenses and stock-based compensation costs.

•The net loss for fourth quarter 2023 was $7.2 million, or $0.10 per share, compared to a net loss of $12.6 million, or $0.19 per share, for fourth quarter 2022. Excluding enzyme sales related to PAXLOVID™, net loss for fourth quarter 2023 would have been $15.3 million, or $0.22 per share.

•Excluding all non-cash impairment charges, net income for fourth quarter 2023 was $1.1 million, or $0.02 per share.

2024 Financial Guidance

Codexis is introducing financial guidance for 2024, as follows:

•Product revenues are expected to be in the range of $38 million to $42 million, excluding revenue related to PAXLOVID™.

•R&D revenues are expected to be in the range of $18 million to $22 million.

•Gross margin on product revenue is expected to be in the range of 58% to 63%, excluding revenue related to PAXLOVID™.

•In addition, Codexis expects that its existing cash and cash equivalents will be sufficient to fund its planned operations through positive cash flow, expected around the end of 2026.

Conference Call and Webcast

Codexis will hold a conference call and webcast today beginning at 4:30 p.m. ET. A live webcast and slide presentation to accompany the conference call will be available on the Investors section of the Company website at www.codexis.com/investors. The conference call dial-in numbers are 877-705-2976 for domestic callers and 201- 689-8798 for international callers.

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A telephone recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers. Please use the passcode 13726635 to access the recording. A webcast replay will be available on the Investors section of the Company website for 90 days, beginning approximately two hours after the completion of the call.

About Codexis

Codexis is a leading enzyme engineering company leveraging its proprietary CodeEvolver® technology platform to discover, develop and enhance novel, high-performance enzymes and other classes of proteins. Codexis enzymes solve for real-world challenges associated with small molecule pharmaceuticals manufacturing and nucleic acid synthesis. The Company is currently developing its proprietary ECO Synthesis™ manufacturing platform to enable the scaled manufacture of RNAi therapeutics through an enzymatic route. Codexis’ unique enzymes can drive improvements such as higher yields, reduced energy usage and waste generation, improved efficiency in manufacturing and greater sensitivity in genomic and diagnostic applications. For more information, visit https://www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “suggest,” “target,” “on track,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management, including but not limited to statements regarding anticipated milestones, including product launches, technical milestones, data releases and public announcements related thereto; whether Codexis will be able to, and the timing of it entering pre-commercial testing of its ECO Synthesis™ manufacturing platform with select customers in 2024, entering into initial commercial licensing opportunities in 2025 and the subsequent expected commercial launch in 2026; Codexis’ expectations regarding 2024 product revenues, R&D revenues and gross margin on product revenue, as well as its ability to fund planned operations through the end of 2026; Codexis’ ability to achieve positive cash flow around the end of 2026; Codexis’ expectation that its newly engineered double-stranded ecoRNA™ ligase program will be widely available for customers in 2024 and the potential of its ecoRNA™ ligase program to, among other things, improve traditional phosphoramidite chemistry and enable more efficient use of existing manufacturing infrastructure; Codexis’ expectation that its Pharmaceutical Manufacturing business will return to growth in 2024; the anticipated use of proceeds under Codexis’ new loan facility with Innovatus, including the planned ECO Synthesis™ Innovation Lab; the potential of the ECO Synthesis™ manufacturing platform, including its ability to be broadly utilized and to enable commercial-scale manufacture of RNAi therapeutics through an enzymatic route; and expectations regarding future demand for siRNA and dsRNA. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include, among others: Codexis’ dependence on its licensees and collaborators; if any of its collaborators terminate their development programs under their respective license agreements with Codexis; Codexis may need additional capital in the future in order to expand its business; if Codexis is unable to successfully develop new technology such as its ECO Synthesis™ manufacturing platform and dsRNA; Codexis’ dependence on a limited number of products and customers, and potential adverse effects to Codexis’ business if its customers’ products are not received well in the markets; if Codexis is unable to develop and commercialize new products for its target markets; if competitors and potential competitors who have greater resources and experience than Codexis develop products and technologies that make Codexis’ products and technologies obsolete; Codexis’ ability to comply with debt covenants under its loan facility; if Codexis is unable to accurately forecast financial and operational performance; and market and economic conditions may negatively impact Codexis business, financial condition and share price. Additional information about factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K that will be filed with the Securities and Exchange Commission (SEC) on or about the date hereof, including under the caption “Risk Factors,” and in Codexis’ other periodic reports filed with the SEC. Codexis expressly disclaims any intent or obligation to update these forward-looking statements,
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except as required by law. Codexis’ results for the quarter and year ended December 31, 2023, are not necessarily indicative of our operating results for any future periods.

For More Information
Investor Contact
Carrie McKim
(336) 608-9706
ir@codexis.com

Media Contact
Lauren Musto
(650) 421-8205
media@codexis.com

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Product revenue	$18,099	$23,300	$42,906	$116,676
Research and development revenue	8,462	7,075	27,237	21,914
Total revenues	26,561	30,375	70,143	138,590
Costs and operating expenses:
Cost of product revenue	2,861	8,456	12,809	38,033
Research and development	11,234	19,689	58,885	80,099
Selling, general and administrative	12,184	12,314	53,250	52,172
Restructuring charges	—	3,167	3,284	3,167
Asset impairment and other charges	—	—	9,984	—
Total costs and operating expenses	26,279	43,626	138,212	173,471
Loss from operations	282	(13,251)	(68,069)	(34,881)
Interest income	906	823	4,172	1,441
Other income (expense), net	(8,345)	(26)	(12,274)	124
Loss before income taxes	(7,157)	(12,454)	(76,171)	(33,316)
Provision for income taxes	35	151	69	276
Net loss	$(7,192)	$(12,605)	$(76,240)	$(33,592)

Net loss per share, basic and diluted	$(0.10)	$(0.19)	$(1.12)	$(0.51)
Weighted average common stock shares used in computing net loss per share, basic and diluted	69,500	65,558	68,131	65,344

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(In Thousands)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$65,116	$113,984
Restricted cash, current	519	521
Financial assets:
Accounts receivable	10,036	31,904
Contract assets	815	2,116
Unbilled receivables	9,142	7,016
Total financial assets	19,993	41,036
Less: allowances	(65)	(163)
Total financial assets, net	19,928	40,873
Inventories	2,685	2,029
Prepaid expenses and other current assets	5,218	5,487
Total current assets	93,466	162,894
Restricted cash	1,062	1,521
Investment in non-marketable equity securities	9,700	20,510
Right-of-use assets - Operating leases, net	13,137	39,263
Property and equipment, net	15,487	22,614
Goodwill	2,463	3,241
Other non-current assets	1,246	350
Total assets	$136,561	$250,393
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,947	$3,246
Accrued compensation	11,246	11,453
Other accrued liabilities	4,735	15,279
Current portion of lease obligations - Operating leases	3,781	5,360
Deferred revenue	10,121	13,728
Total current liabilities	35,830	49,066
Deferred revenue, net of current portion	640	16,881
Long-term lease obligations - Operating leases	12,243	38,278
Other long-term liabilities	1,233	1,371
Total liabilities	49,946	105,596
Stockholders’ equity:
Common stock	7	6
Additional paid-in capital	584,138	566,081
Accumulated deficit	(497,530)	(421,290)
Total stockholders’ equity	86,615	144,797
Total liabilities and stockholders’ equity	$136,561	$250,393

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